Exhibit 99

UNIVERSITY GENERAL HEALTH SYSTEM, INC. ANNOUNCES FIRST QUARTER OPERATING RESULTS

NET REVENUES INCREASE BY NEARLY 50% FROM PRIOR-YEAR PERIOD

HOUSTON, Texas – May 24, 2011 – University General Health System, Inc. (OTC: UGHS.PK), a diversified, integrated multi-specialty health delivery system, today announced its operating results for the first quarter of 2011 in a Form 10Q filing with the Securities and Exchange Commission.

For the three months ended March 31, 2011, net revenues rose approximately 50% to $15.7 million, compared with net revenues of $10.6 million in the first quarter of 2010.  Gross patient revenues increased 22% to $60.5 million, versus $49.4 million in the year-earlier period. The Company reported an operating loss of ($116,107) in the most recent quarter, reflecting an improvement of over 95% when compared with an operating loss of ($2,612,034) in the prior-year period. The operating loss was impacted by a one-time expense due to the acquisition of University General Hospital, LP and University Hospital Systems, LLP of approximately $450,000 taken in the first quarter of 2011. The reduction in operating loss was primarily due to a higher in-patient census and continued improvement of operating efficiencies at the Company’s flagship hospital, which is located near the Texas Medical Center in Houston, Texas.  After interest expense and net other income, the Company reported a net loss of $501,307, or less than ($0.01) per share, compared with a net loss of 3,121,308, or (0.03) per share, in the corresponding period of 2010. The number of weighted average shares outstanding totaled 174,728,566 in the most recent quarter, compared with 91,131,160 weighted average shares outstanding during the first quarter of 2010.

“We are very pleased with our first quarter results, which reflect the rapid pace at which we have improved our operating results due to an increase of in-patient census at our hospital in Houston, Texas,” stated Hassan Chahadeh, M.D., Chairman, President and Chief Executive Officer of University General Health System, Inc.  “We have developed an aggressive growth strategy for University General, including strategic acquisitions of complementary businesses and services in the Houston market and exploration of expansion opportunities in several new markets during the next twelve months.  To date, we have entered into agreements to establish a local free-standing emergency room as well as a free-standing ambulatory surgical center.  Our unique approach has attracted widespread interest from other health care providers in areas within and outside of the State of Texas.  For the time being, we are focusing our expansion program upon locations in the Houston metropolitan area, then we intend to begin strategically expanding elsewhere, utilizing a model that provides needed services to local communities while building value for our shareholders.”

University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician- and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today’s health care delivery environment. The Company currently operates one hospital and two free-standing emergency rooms in the Houston area, and it plans to complete multiple acquisitions in 2011 and future years in Houston and other markets.

Additional information on the Company’s operating results for the first quarter of 2011 are available in the Form 10Q that the Company filed with the SEC on May 23, 2011.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com